Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 29, 2024 relating to the financial statements of Klaviyo, Inc., appearing in the Annual Report on Form 10-K of Klaviyo, Inc. for the year ended December 31, 2023.

/s/ Deloitte & Touche LLP
Boston, Massachusetts
February 29, 2024